As filed with the Securities and Exchange Commission on December 23, 2021
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________

comScore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	54-1955550
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11950 Democracy Drive, Suite 600 Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

SHAREABLEE, INC. 2013 STOCK OPTION/STOCK ISSUANCE PLAN RESTRICTED STOCK UNIT INDUCEMENT AWARD
(Full title of the plan)

Ashley Wright General Counsel, Corporate & Securities comScore, Inc. 11950 Democracy Drive, Suite 600 Reston, Virginia 20190
(Name and address of agent for service)

(703) 438-2000
(Telephone number, including area code, of agent for service)
___________________________________
Copies to: Benjamin Barron Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☑
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act"). ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share ("Common Stock") to be issued pursuant to:
Stock options outstanding under the Shareablee, Inc. 2013 Stock Option/Stock Issuance Plan (as amended from time to time, the "Plan")	1,006,383 (3)	$1.22	$1,227,787	$113.82
Restricted stock units outstanding under the Plan and future awards under the Plan	223,452	$3.155	$704,991	$65.35
Restricted stock unit inducement award	451,977 (4)	$3.155	$1,425,987	$132.19

(1)	Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 (the "Registration Statement") also covers such additional shares of Common Stock of comScore, Inc. (the "Registrant") in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.
(2)
Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of (i) with respect to shares of Common Stock remaining available for issuance for future awards under the Plan, shares of Common Stock subject to outstanding restricted stock units granted under the Plan and restricted stock units granted as an inducement award, the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market ("Nasdaq") on December 20, 2021 (a date within five business days prior to the date of filing this Registration Statement) and (ii) with respect to shares of Common Stock underlying outstanding stock options granted under the Plan, the weighted average exercise price of the outstanding options; this price is used solely for the purposes of calculating the registration fee.

(3)	Pursuant to the Agreement and Plan of Merger, dated as of December 16, 2021, by and among the Registrant, SS Media Holdco, LLC, SS Media Merger Sub, Inc., Shareablee, Inc., Shareablee Holdco, Inc., Shareablee Merger Sub, Inc., and Shareholder Representative Services LLC (the "Merger Agreement"), upon the closing of the transaction contemplated by the Merger Agreement on December 16, 2021 (the "Merger"), the Registrant assumed the Plan and the outstanding stock options and restricted stock units under the Plan, and (i) all shares remaining available for issuance under the Plan as of the Merger were automatically converted into shares of Common Stock available for issuance under the Plan and (ii) all such stock options and restricted stock units were automatically converted into stock options and restricted stock units, respectively, in respect of shares of Common Stock, subject to appropriate adjustments to the number of shares and exercise price (if applicable) of each award, resulting in 167,750 shares of Common Stock remaining available for issuance to eligible participants under the Plan, stock options to purchase 1,006,383 shares of Common Stock assumed under the Plan, and restricted stock units with respect to 55,702 shares of Common Stock assumed under the Plan.
(4)	Represents 451,977 shares of Common Stock underlying restricted stock units granted as an inducement award to Jonathan Carpenter on November 29, 2021 upon his appointment as Chief Financial Officer and Treasurer of the Registrant for employment with the Registrant pursuant to Nasdaq Listing Rule 5635(c)(4).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant will send or give to all participants in the Plan the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Registrant's Annual Report on Form 10-K for the year ended December 31, 2020;

(b)	The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021;

(c)
The Registrant's Current Reports on Form 8-K, other than with respect to Items 2.02 or 7.01, filed with the Commission on January 8, 2021, March 15, 2021, April 5, 2021, June 16, 2021, July 23, 2021, October 25, 2021, December 16, 2021 and December 17, 2021; and

(d)
The description of the Common Stock contained in the Registrant's Registration Statement on Form S-3, filed with the Commission on August 31, 2021, together with all amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Executive Officers.
Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant's amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL ("Section 145") provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the director, officer, employee or agent is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her under Section 145.
The Registrant's amended and restated bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.
The Registrant has entered into indemnification agreements with its directors and certain of its officers pursuant to which it has agreed to indemnify such persons against certain expenses and liabilities incurred or paid by such persons in connection with any proceeding arising from the fact that such person is or was a director or officer of the Registrant, and to advance expenses as incurred by or on behalf of such person in connection therewith.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant's certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
The Registrant maintains policies of insurance that provide coverage (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to it with respect to indemnification payments that it may make to such directors and officers.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 of the Registrant's Registration Statement on Form S-1, as amended, filed June 12, 2007 (File No. 333-141740)).

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-8, filed June 4, 2018 (File No. 333-225400)).

4.3
Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on March 15, 2021 (File No. 001-33520)).

4.4
Certificate of Designations of Series B Convertible Preferred Stock, par value $0.001, of the Registrant dated March 10, 2021 (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, filed March 15, 2021 (File No. 001-33520)).

4.5
Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2018, filed August 10, 2018 (File No. 001-33520)).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Vinson & Elkins L.L.P (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included in the signature page of this Registration Statement).

99.1*	Shareablee, Inc. 2013 Stock Option/Stock Issuance Plan.

99.2*	Amendment No. 1 to Shareablee, Inc. 2013 Stock Option/Stock Issuance Plan.

99.3*	Amendment No. 2 to Shareablee, Inc. 2013 Stock Option/Stock Issuance Plan.

99.4*	Amendment No. 3 to Shareablee, Inc. 2013 Stock Option/Stock Issuance Plan.

99.5*	Restricted Stock Units Award Agreement, dated November 29, 2021, by and between the Registrant and Jonathan Carpenter.
*    Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

		(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

		(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Virginia, on December 23, 2021.

COMSCORE, INC.

By:	/s/ William P. Livek
Name:	William P. Livek
Title:	Chief Executive Officer and Executive Vice Chairman
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ashley Wright and Jonathan Carpenter each as his or her attorney-in-fact, with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or each of his or her substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 23, 2021.

Signatures	Title

/s/ William P. Livek	Chief Executive Officer and Executive Vice Chairman
William P. Livek	(Principal Executive Officer)

/s/ Jonathan Carpenter	Chief Financial Officer and Treasurer
Jonathan Carpenter	(Principal Financial Officer)

/s/ Mary Margaret Curry	Chief Accounting Officer
Mary Margaret Curry	(Principal Accounting Officer)

/s/ Brent D. Rosenthal	Non-Executive Chairman
Brent D. Rosenthal

/s/ Nana Banerjee	Director
Nana Banerjee

/s/ Irwin Gotlieb	Director
Irwin Gotlieb

/s/ David Kline	Director
David Kline

/s/ Pierre-Andre Liduena	Director
Pierre-Andre Liduena

/s/ Kathleen Love	Director
Kathleen Love

/s/ Martin Patterson	Director
Martin Patterson

/s/ Brian Wendling	Director
Brian Wendling